Exhibit 21

LIST OF SUBSIDIARIES

Company Name	Place/Date of Incorporation	Issued Capital	Principal Activities
Lee Tat International Holdings Limited	British Virgin Islands	50,000 shares	Holding company
Lee Tat Transportation International Limited	Hong Kong	10,000 shares	Logistic and delivery company